EXHIBIT 10.19
FIRST AMENDMENT TO THE
FLOWERS FOODS, INC.
2001 EQUITY AND PERFORMANCE INCENTIVE PLAN
(as Previously Amended and Restated Effective February 11, 2005)
     THIS AMENDMENT is made this 25th day of August, 2006, by FLOWERS FOODS, INC., a Georgia corporation (the “Company”), to the FLOWERS FOODS, INC. 2001 EQUITY AND PERFORMANCE INCENTIVE PLAN, which has been previously amended and restated (the “Plan”).
     WHEREAS, the Company has previously adopted and restated the Plan, and pursuant to Section 18 thereof, Company’s Board of Directors (the “Board”) has the authority to amend the Plan, subject in certain cases to the approval of the Company’s shareholders; and,
     WHEREAS, the Board deems it desirable to amend the Plan as reflected below;
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of August 25, 2006:
1.
     Section 11 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following Section 11:
     11. Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Deferred Stock, and Performance Stock granted hereunder, in the Option Price, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction, equity restructuring, or other event having an effect similar to any of the foregoing. Similar adjustments shall be made automatically, without Board action, on a purely mathematical basis in the event of a stock dividend or stock split. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as is appropriate to reflect any transaction or event described in this Section 11.
2.
     Section 15 of the Plan is hereby amended by deleting the last sentence of said section.
3.
     The remaining provisions of the Plan are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company has executed this Second Amendment as directed by the Committee.
FLOWERS FOODS, INC.
By: /s/ Jimmy M. Woodward
Title: Senior Vice-President and Chief Financial Officer

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